Exhibit 10.8

Long-Term Incentive Plan

FIRSTSUN CAPITAL BANCORP LONG-TERM INCENTIVE PLAN

1.             Establishment of Plan. FirstSun Capital Bancorp, a Delaware corporation (“FirstSun”) and its wholly-owned subsidiary, Sunflower Bank, N.A., a national banking association (the “Bank”) hereby establish this FirstSun Capital Bancorp Long-Term Incentive Plan (the “Plan”). The Plan is intended to qualify as a “top-hat” plan under ERISA that is unfunded and provides benefits only to a select group of management or highly compensated employees of FirstSun or the Bank.

2.             Purpose of Plan. The purpose of the Plan is to provide FirstSun and the Bank with a means of attracting and retaining highly-qualified key management employees and aligning the interests of those employees with the financial success of FirstSun and the Bank.

3.            Definitions. The following terms shall have the meanings set forth below. Additional defined terms are included within the Plan.

“Account” means a bookkeeping account, established in the name of each Participant and maintained by FirstSun or the Bank, as applicable, which is credited with LTIP Units awarded to the Participant. A Participant’s Account shall be utilized solely as a device for the determination and measurement of the amount of settlement due to the Participant pursuant to this Plan and shall not constitute or be treated as a trust fund of any kind.

“Award” means a grant of LTIP Units under the Plan as evidenced by an Award Agreement.

“Award Agreement” means a written (electronic or paper) agreement between FirstSun or the Bank (as applicable) and a Participant that specifies the number of LTIP Units awarded to the Participant and the Target Value, and any additional terms as described in Section 5.2.

“Bank” means Sunflower Bank, N.A., a national banking association.

“Board” means the Board of Directors of FirstSun.

“Cause” means:

(a)                falsification of any employment or other records of FirstSun, the Bank, or either of their affiliates;

(b)               negligent, reckless or knowing improper disclosure of the confidential or proprietary information of FirstSun, the Bank, or either of their affiliates;

(c)               theft, dishonesty or any other similar action by the Participant which in each case has a material detrimental effect on the reputation or business of FirstSun, the Bank, or either of their affiliates;

(d)               willful misconduct or failure by the Participant to abide by the material policies of FirstSun, the Bank, or either of their affiliates (including, without limitation, policies relating to confidentially and reasonable workplace conduct) after written notice from FirstSun or the Bank to the Participant of, and a reasonable opportunity to cure, such misconduct or failure;

(e)               the Participant’s failure or inability to timely perform any assigned duties after written notice from FirstSun or the Bank to the Participant of, and a reasonable opportunity to cure, such failure or inability, provided that such assigned duties are consistent with Participant’s position with FirstSun or the Bank;

(f)               the Participant’s conviction (including any plea of guilty or no contest) of any criminal act that impairs the Participant’s ability to perform his or her duties;

(g)               the Participant’s arrest for a felony involving violence or conviction of a crime involving fraud, deceit, or perjury;

(h)               a knowing violation by the Participant of federal or state banking laws or regulations which is likely to have a material adverse effect on FirstSun or the Bank;

(i)               any federal or state regulatory authority acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time exercises any power granted to it by law or regulation to remove, prohibit or suspend the Participant from participating in the conduct of FirstSun or the Bank’s affairs;

(j)               willful violation of any final cease-and-desist order; or

(k)               such other events as shall be determined in good faith by the Chief Executive Officer.

The Chief Executive Officer shall have sole discretion to determine whether Cause exists and his or her determination shall be final.

“Change in Control” means the first (and only the first) to occur of any transaction or series of transactions in which one or more independent third parties acquire (whether by merger, consolidation, sale, transfer or exchange):

(a)                capital stock of FirstSun possessing the voting power to elect a majority of the directors serving on the board of directors of FirstSun,

(b)               over fifty percent (50%) of the value of issued and outstanding shares of capital stock of FirstSun, or

(c)                all or substantially all of the assets of FirstSun (determined on a consolidated basis);

provided, however, that a “Change of Control” must also qualify as a “change in the ownership or effective control” (within the meaning of Code Section 409A(a)(2)(A)(v)) of FirstSun, or a “change in the ownership of a substantial portion of the assets” (within the meaning of Code Section 409A(a)(2)(A)(v)) of FirstSun, and provided further, that a Change in Control will not include (i) a transaction in which the holders of the outstanding voting securities of FirstSun immediately prior to the transaction hold at least fifty percent (50%) of the outstanding voting securities of the successor company immediately after the transaction; (ii) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by FirstSun or any successor company, or indebtedness of FirstSun is cancelled or converted, or a combination thereof; (iii) a sale, lease, exchange or other transfer of all or substantially all of FirstSun’s assets to a majority-owned subsidiary company; or (iv) a transaction undertaken for the principal purpose of an internal reorganization.

“Chief Executive Officer” means (a) as to any Award granted to an Eligible FirstSun Employee, the Chief Executive Officer of FirstSun, or (b) as to any Award granted to an Eligible Bank Employee, the Chief Executive Officer of the Bank. Where an Award has been granted to a Chief Executive Officer, decisions normally made by the “Chief Executive Officer” with respect to such Award shall be made by the Board as described in Section 10.2.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and guidance issued thereunder.

“Deferred Compensation Plan” means the FirstSun Capital Bancorp Deferred Compensation Plan.

“Disability” means that a Participant is: (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Participant is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of FirstSun or the Bank.

“Effective Date” means April 1, 2020, the effective date of the Plan.

“Eligible Bank Employee” means a key management or highly compensated Employee of the Bank who is a member of the Bank’s senior leadership team and is designated by the Bank’s Chief Executive Officer as eligible to participate in the Plan.

“Eligible FirstSun Employee” means a key management or highly compensated Employee of FirstSun who is a member of FirstSun’s senior leadership team and is designated by FirstSun’s Chief Executive Officer as eligible to participate in the Plan.

“Employee” means any person employed by FirstSun or the Bank, as evidenced by payroll records.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations and guidance issued thereunder.

“FirstSun” means FirstSun Capital Bancorp, a Delaware corporation.

“Grant Date” means the date as of which a Participant is granted an award of LTIP Units pursuant to the Plan, which shall be stated in the Award Agreement.

“LTIP Unit” means an unfunded, unsecured promise by FirstSun or the Bank to settle to a Participant the Tangible Book Value of a share of Stock, subject to the terms and conditions of this Plan. LTIP Units do not constitute issued and outstanding shares of Stock for any corporate purposes and do not confer on the Participant any voting rights or the right to receive dividends.

“Participant” means an Eligible FirstSun Employee or Eligible Bank Employee who has received an Award under the Plan. An Eligible FirstSun Employee or Eligible Bank Employee becomes a Participant upon such Eligible Employee’s acknowledgement, execution and delivery to FirstSun or the Bank of an Award Agreement and ceases being a Participant upon settlement of benefits due under his or her Award.

“Plan” means this FirstSun Capital Bancorp Long-Term Incentive Plan, as amended from time to time.

“Plan Year” means the twelve (12) month period beginning each Grant Date and ending one (1) year from the Grant Date.

“Retirement” means the Participant ceases being an Employee after attaining age sixty (60), provided the Participant (a) has provided the Chief Executive Officer with at least twelve (12) months’ advance written notice of retirement, or (b) has been involuntarily terminated without Cause.

“Stock” means the shares of common stock of FirstSun.

“Tangible Book Value” means the calculated value of one LTIP Unit, as determined by the Board, in good faith and considering such factors as it deems appropriate. Tangible Book Value shall be determined annually on the last day of each Plan Year, or in such other intervals as may be determined in the discretion of the Board. In the case of a Change in Control, Tangible Book Value shall be determined as of the date of such Change in Control.

“Target Value” means the assigned future value that the Chief Executive Officer, in his or her sole discretion, has assigned to the Award in the applicable Award Agreement. The Target Value shall be utilized to determine the number of LTIP Units awarded to the Participant. The number of LTIP Units awarded to the Participant shall be based upon the expected Tangible Book Value of a share of Stock on the date that the time-based vesting is scheduled to be completed, and is used for purposes of calculating the minimum and maximum settlement value of the Award pursuant to Section 8.1.

4.             Adjustments. The Board may choose, in its sole discretion, to limit the total number of LTIP Units available for grant under the Plan, subject to adjustment as provided herein. In the event that there is a change in the Stock, whether by reason of a Stock dividend, Stock split, reverse Stock split, consolidation or otherwise, an appropriate proportionate adjustment shall be made by the Board with respect to the number of LTIP Units then outstanding under the Plan and subject to each outstanding Award. Such adjustments shall be made as the Board, in its sole discretion, may determine are necessary or advisable to prevent dilution or enlargement of rights. All such adjustments shall be conclusive, final and binding for all purposes under the Plan.

5.            Availability and Grant.

5.1.               Eligibility; Participation. Eligible FirstSun Employees and Eligible Bank Employees may be granted Awards under the Plan, from time to time as determined by the Chief Executive Officer. Each Award shall be evidenced by an Award Agreement. A Participant shall not receive any further Awards of LTIP Units once the Participant ceases to be an Employee; provided, however, such Participant shall continue to be entitled to his or her previously granted Awards until the occurrence of a forfeiture or settlement under Section 8.

5.2               Award Agreement. Each Award of LTIP Units to a Participant shall be evidenced by an Award Agreement which shall set forth the number of LTIP Units awarded to the Participant and the Target Value of the Award, and such other terms and conditions as determined by the Chief Executive Officer. The terms of an Award Agreement, including the number of LTIP Units granted and the vesting schedule, may vary for each Participant.

5.3               Confidentiality. As a condition to the granting and vesting of an Award, the Participant shall agree to keep confidential all information and knowledge that the Participant has relating to the terms and conditions of the Award, except that which has been disclosed in any public filings required by law; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse and tax and financial advisors. Any violation of this condition will result in forfeiture of the entire Award and the obligation of the Participant to repay any amounts already settled under the Award.

6.             Accounts. FirstSun or the Bank (as applicable) shall establish and maintain an Account for each Participant. Each Participant’s Account shall be credited with LTIP Units awarded pursuant to the Plan and shall reflect the most recently determined Tangible Book Value of the LTIP Units. Such Account shall be debited by the number of LTIP Units with respect to which any settlement is made pursuant to Section 8.

7.             Vesting.

7.1           Vesting.

(a)            Subject to Section 7.2, and provided that the Participant remains an Employee in good standing through such date (as determined in the sole discretion of the Chief Executive Officer), a Participant shall become one-hundred percent (100%) vested in an Award on the third (3rd) anniversary of the Grant Date.

(b)           Notwithstanding the foregoing and provided that the Participant remains an Employee in good standing, as determined in the sole discretion of the Chief Executive Officer through such date, a Participant shall become vested, pro-rata, in his or her Account upon the Participant’s:

(i)                 Retirement,

(ii)               death,

(iii)             termination as an Employee due to Disability, or

(iv)             involuntary termination as an Employee without Cause.

Pro-rata vesting shall be based upon the number of full Plan Years following the Grant Date that the Participant remained an Employee in good standing, as determined in the sole discretion of the Chief Executive Officer (e.g., if the Participant ceases being an Employee or an Employee in good standing as described in this Section 7.1(b) after more than one (1), but less than two (2) Plan Years, the Participant shall become 33.33% vested upon his or her termination).

On the date a Participant ceases being an Employee for any reason, any portion of the Participant’s Account that does not vest shall be immediately forfeited.

(c)           In the event of a Change in Control:

(i)               if the Participant’s Award is continued by FirstSun or the Bank or assumed by the purchaser on substantially similar terms as set forth in the Participant’s Award Agreement, and if the Participant thereafter involuntarily terminates as an Employee without Cause within twelve (12) months following the Change in Control, then the Participant shall be entitled to accelerated vesting of his or her Account at the Target Value, or

(ii)               if the Participant’s Award is not continued by FirstSun or the Bank or assumed by the purchaser as described in (i) above, the Participant shall be entitled to accelerated vesting as set forth in an Award Agreement at the Target Value, in his or her Account upon the consummation of the Change in Control, provided that the Participant remains an Employee in good standing, as determined in the reasonable, good faith discretion of the Chief Executive Officer, through such date.

7.2           Forfeitures. Notwithstanding any other Plan provision contained herein, the Participant’s Account shall be immediately forfeited if: (a) the Participant is no longer an Employee due to a termination for Cause; or (b) the Participant violates any of the material terms of his or her Award Agreement.

8.             Settlement of LTIP Units.

8.1           Settlement of Vested Accounts. Subject to Section 8.3, settlement of any portion of a Participant’s Account that vests shall be made in one (1) lump sum cash payment within forty-five (45) days after such vesting date, provided that the Participant remains an Employee in good standing, as determined in the sole discretion of the Chief Executive Officer, through the settlement date or earlier ceases being an Employee because of the Participant’s Retirement, death, or Disability. The value of a Participant’s Account to be paid to the Participant with respect to an Award shall be determined as of the date of vesting using the most recent Tangible Book Value; provided, however, that the value of such Account with respect to an Award shall be not less than eighty percent (80%) of its Target Value and not more than one-hundred-twenty percent (120%) of its Target Value as set forth in the applicable Award Agreement.

8.2           Deferral Election. Notwithstanding Section 8.1, a Participant who is eligible to participate in the Deferred Compensation Plan may elect to defer any payments made under this Plan pursuant to such Deferred Compensation Plan, provided that the Participant has elected to defer such payments by filing a written election with the Chief Executive Officer prior to the Grant Date (or for new Participants, within 30 days following the Grant Date in accordance with Code Section 409A) or as otherwise required by such Deferred Compensation Plan. Any deferral election and eventual payment under this Section 8.2 is subject to the terms and conditions of the Deferred Compensation Plan.

8.3           Permitted Delays. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise),

(a)           If the vesting trigger is a Change in Control, the Board may choose, in its sole discretion and in accordance with Code Section 409A, to settle the Participant’s vested Account on the same schedule and in the same proportions as FirstSun or its selling shareholders receive consideration for the sale of the assets or stock in connection with the Change in Control (including any delayed payment which is placed in escrow or otherwise held back).

(b)           Unless otherwise permitted by Code Section 409A, if the Participant is a “specified employee” for purposes of Code Section 409A at the time of his or her termination as an Employee, no distribution or payment of any amount that is triggered by such termination shall be made before the first (1st) day of the seventh (7th) month following such termination or, if earlier, the date of the Participant’s death. All settlements under this Plan that are delayed pursuant to this paragraph shall be paid on the first (1st) day of such seventh (7th) month and all remaining payments shall be paid at their originally scheduled time.

9.             Clawbacks. All payments under the Plan will be subject to clawback, recovery, or recoupment, as determined by the Board, in its sole discretion, (a) as provided in FirstSun or the Bank’s Policy on Sound Executive Compensation and any other compensation clawback or forfeiture policy implemented by FirstSun or the Bank from time to time and applicable to all officers on substantially the same terms and conditions, including without limitation, any such policy adopted to comply with the requirements of applicable law or the rules and regulations of any applicable stock exchange, (b) as is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, federal banking law or other applicable law, (c) to the extent that the Board determines that the Participant has been involved in the altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, or that the Participant has willfully engaged in any activity injurious to FirstSun or the Bank, or the Participant’s termination as an Employee is for Cause, and/or (d) in instances of regulatory or capital issues and bad risk behavior (i.e., significant negative individual actions such as violations of risk policies).

10.          Plan Administration.

10.1         Administration. Except where specific authority is granted in the Plan to a Chief Executive Officer, the Plan shall be administered by the Board of FirstSun, which shall have the authority to:

(a)            construe and interpret the Plan and apply its provisions;

(b)            promulgate, amend and rescind rules and regulations relating to the administration of the Plan;

(c)            authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(d)            interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to the Plan; and

(e)            exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

10.2         Chief Executive Officer Awards. To the extent that a Chief Executive Officer has been granted an Award under the Plan, all decisions and determinations with respect to the Chief Executive Officer’s Award shall be made by the Board upon the recommendations of the Compensation Committee of the Board.

10.3         Non-Uniform Treatment. The determinations of the Board need not be uniform and any such determinations may be made selectively among Participants.

10.4         Decisions Final. All decisions made by the Board pursuant to the provisions of the Plan shall be final and binding on FirstSun, the Bank, the Participants and all other persons.

10.5         Indemnification. No member of the Board, or any designee, shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan, except for any liability arising from his or her own willful malfeasance, gross negligence or reckless disregard of his or her duties.

11.          Amendment and Termination. The Board may, at any time, and in its discretion, alter, amend, modify, suspend or terminate the Plan or any portion thereof; provided, however, that no such amendment, modification, suspension or termination shall, without the consent of a Participant, adversely affect such Participant’s rights with respect to amounts credited to or accrued in his or her Account; and provided, further, that no payment of benefits shall occur upon termination of the Plan unless the requirements of Code Section 409A have been met.

12.          Miscellaneous.

12.1         No Employment or Other Service Rights. Nothing in the Plan or any instrument executed pursuant thereto shall confer upon any Participant any right to continue as an Employee or interfere in any way with the right of the Company or any subsidiary or affiliate to terminate the Participant’s employment or service at any time, with or without notice, and with or without Cause.

12.2         Other Benefits. Amounts paid under the Plan shall not be considered part of a Participant’s salary or compensation for purposes of determining or calculating other benefits under any other employee benefit plan or program of FirstSun or the Bank.

12.3         Tax Withholding. FirstSun and the Bank shall have the right to deduct from any amounts otherwise payable under the Plan or by FirstSun or the Bank any federal, state, local, or other applicable taxes required to be withheld.

12.4         Governing Law. The Plan shall be administered, construed and governed in all respects under and by the laws of the State of Colorado, without reference to the principles of conflicts of law (except and to the extent preempted by applicable Federal law).

12.5         Code Section 409A. The Plan is intended to comply with the requirements of Code Section 409A and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, FirstSun and the Bank make no representation that the Plan complies with Code Section 409A and shall have no liability to any Participant for any failure to comply with Code Section 409A. Each Participant is fully responsible for any and all taxes or other amounts imposed by Code Section 409A. This Plan shall constitute an “account balance plan” as defined in Treasury Regulation Section 31.3121(v)(2)-1(c)(1)(ii)(A). For purposes of Code Section 409A, all amounts deferred under this Plan shall be aggregated with amounts deferred under other account balance plans, and any installment payments that become due hereunder shall be treated as separate payments. If any payment of nonqualified deferred compensation becomes payable as a result of a termination as an Employee, any payment timing shall be computed based on the date the Participant incurs a “separation from service” as defined in Treasury Regulations section 1.409A-1(h).

12.6         Unfunded Benefit. All amounts provided under the Plan shall be paid from the general assets of FirstSun or the Bank (as applicable) and no separate fund shall be established to secure payment. To the extent that any person acquires a right to receive payment from FirstSun or the Bank under the Plan, such right shall be no greater than the right of any unsecured general creditor.

12.7         Beneficiary Designation. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries to receive the Participant’s interest in the Plan in the event of the Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Chief Executive Officer and shall be effective only when filed by the Participant in writing with the Chief Executive Officer (or his or her designee) during the Participant’s lifetime. If a Participant fails to designate a beneficiary, then the Participant’s designated beneficiary shall be deemed to be the Participant’s estate.

12.8         No Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable hereunder prior to the date that such amounts are paid (except for the designation of beneficiaries pursuant to Section 12.7).

12.9         Expenses. The costs of administering the Plan shall be paid by FirstSun and the Bank, subject to such allocation as determined by the Board.

12.10       Severability. If any provision of the Plan is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected.

12.11       Headings and Subheadings. Headings and subheadings in the Plan are for convenience only and are not to be considered in the construction of the provisions hereof.

IN WITNESS WHEREOF, FirstSun Capital Bancorp and Sunflower Bank, N.A. have adopted this Plan as of the Effective Date.

FIRSTSUN CAPITAL BANCORP		SUNFLOWER BANK, N.A.

By:	/s/ Mollie Carter	By:	/s/ Neal Arnold

Name:	Mollie Carter	Name:	Neal Arnold

Title:	CEO	Title:	President
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